Exhibit 99.1

COMPEX TECHNOLOGIES REPORTS
FISCAL 2004 FIRST QUARTER RESULTS

NEW BRIGHTON, MN (November 11, 2003) — Compex Technologies, Inc. (NASDAQ NM: CMPX) today reported results of operations for the fiscal first quarter ended September 30, 2003.

Consolidated net sales and rental revenue for the first quarter was $19.2 million, an increase of 8% versus the prior year’s first quarter revenue of $17.7 million. U.S. revenue was $12.5 million, up 6% from $11.8 million in the same period last year. International revenue was $6.6 million compared with $5.9 million in the prior year’s first quarter, an increase of 12%.

The gross profit margin for the quarter was 66.4%, compared with 69.3% last year. Cost of sales for the first quarter of fiscal year 2004 includes a step-up in basis of inventory recorded in connection with the Filsport acquisition. Selling, general and administrative expenses were $11.4 million, or 59.5% of revenue, compared with $9.9 million and 56.1%, respectively, in the fiscal 2003 quarter. This is primarily due to marketing expenses incurred in relation to the consumer product lines, the operating expenses for our two most recent acquisitions and an increase in our domestic employee sales force as compared to prior year.

Net income for the quarter was $354,000, or $0.03 per diluted share, compared with $987,000, or $0.09 per diluted share in the same period last year.

“We are satisfied with our operating results for the first quarter”, says Dan W. Gladney, President and CEO. “Everything we’ve planned for and expected is nicely on track. This quarter showed good revenue growth across the board with a significant pick-up from Italy, with the acquisition of Filsport, and with increased sales in Europe from Slendertone sales. Our selling, general and administrative expenses increased due to selling and marketing expenditures incurred to promote the sale of our consumer product sales both in the U.S. and Europe”.

Mr. Gladney went on to say, “We expect consolidated revenue to grow at a rate greater than 20% for the year. We expect earnings per share for fiscal 2004 to be in the range of $.46 to $.50 per share”.

Compex Technologies has scheduled an investor conference call at 1:00 p.m. Eastern Time on Tuesday, November 11th, at which it will discuss:

•	Results of operations for the quarter ended September 30, 2003

•	Recent developments in new product initiatives, acquisitions and personnel changes

•	Goals and objectives for the year ending June 30, 2004.

To participate in the live call, please dial (800) 903-0258 and reference Conference ID: Compex. International callers please dial (785) 832-2422 and use the same Conference ID. A telephone replay will be available until 11:00 p.m. Eastern Time on November 25th by dialing (877) 856-8964 domestically and (402) 220-1608 internationally. Investors may also find investor information, including information about how to access replays of the conference call, at the Compex Technologies website at www.compextechnologies.com under the caption “About Us — Investor Relations.”

Compex Technologies, Inc. is engaged in the manufacture and sale of healthcare products based upon electrical stimulation technologies designed to improve health, wellness, athletic performance and physical fitness.

Cautionary Statement: All statements other than historical facts included in this release regarding future operations, and particularly on the outlook for 2003, are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of Compex Technologies and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in Compex Technologies filings with the SEC, including:

•	The effect of acquisitions on our results of operations;

•	The difficulties in predicting the amount and timing of consumer acceptance of new products;

•	The increasing reliance on results of our international operations;

•	The effect of fluctuating exchange rates on our international results;

•	Our substantial balances of third-party billing business and resulting accounts receivable and the sensitivity of our results to the accuracy of its reserve for uncollectible receivables;

•	Changes in, and our compliance with, regulation and industry practice that affects the rates at which its products are reimbursed, the way it manufactures its products, and the documentation which it submits for reimbursement;

Other factors that affect the industry in which Compex Technologies functions include negative publicity about electrical stimulation products for medical and fitness applications and world events that affect the economies of the countries in which its products are sold.

-Tables to Follow-

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30

	June 30,	September 30,
	2003	2003

ASSETS
Current Assets:
Cash and cash equivalents	$5,056,007	$4,674,944
Receivables, less reserve of $15,200,590 and $14,900,164	24,955,130	24,317,021
Inventories —
Raw materials	1,393,470	1,249,798
Work in process	33,670	32,032
Finished goods	10,301,198	12,190,918
Deferred tax assets	4,675,394	4,675,394
Prepaid expenses	2,378,044	1,931,826

Total current assets	48,792,913	49,071,933
Property, plant and equipment, net	4,536,804	4,519,099
Goodwill, net	10,583,287	14,976,777
Other intangible assets, net	883,634	817,535
Deferred tax assets	750,926	761,292
Other assets	104,743	122,261

	$65,652,307	$70,268,897

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$5,363,850	$7,049,168
Note payable	4,500,000	4,100,000
Accounts payable	4,028,608	3,616,018
Accrued liabilities —	692,710	241,368
Payroll	427,326	406,456
Commissions	2,725,341	1,867,359
Income taxes	4,476,675	6,478,794

Other	22,214,510	23,759,163
Total current liabilities
Long-Term Liabilities:
Long-term debt	1,217,268	3,510,050
Deferred tax liabilities	675,885	687,297

Total liabilities	24,107,663	27,956,510
Stockholders’ Equity:
Common stock, $.10 par value; 30,000,000 shares authorized; issued and outstanding 10,948,469 and 11,084,175 shares, respectively	1,094,847	1,108,417
Preferred stock, no par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	21,650,978	22,029,428
Accumulated other non-owner changes in equity	1,870,183	1,891,749
Retained earnings	16,928,636	17,282,793

Total stockholders’ equity	41,544,644	42,312,387

	$65,652,307	$70,268,897

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED SEPTEMBER 30

	Three Months Ended
	September 30

	2002	2003

Net sales and rental revenue	$17,737,740	$19,156,266
Cost of sales and rentals	5,447,427	6,437,246

Gross profit	12,290,313	12,719,020
Operating expenses:
Selling, general and administrative	9,949,975	11,403,242
Research and development	524,073	628,477

Total operating expenses	10,474,048	12,031,719

Income from operations	1,816,265	687,301
Other income (expense):
Interest expense	(112,468)	(153,743)
Other	(2,790)	55,599

Income before income taxes	1,701,007	589,157
Income tax provision	714,000	235,000

Net income	$987,007	$354,157

Net income per common and common equivalent share
Basic	$0.09	$0.03

Diluted	$0.09	$0.03

Weighted average number of shares outstanding
Basic	10,940,243	11,025,140

Diluted	11,063,557	11,800,286